Exhibit 99.2

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on January 25, 2007

NCR Announces 2006 Fourth-Quarter Results

•	Teradata Data Warehousing revenue increased 15 percent

•	Financial Self Service revenue grew 6 percent

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported revenue of $1.81 billion for the quarter ended Dec. 31, 2006. The 5 percent increase in revenue from the fourth quarter of 2005 included 2 percentage points of benefit from currency fluctuations.

NCR reported fourth-quarter net income of $174 million, or $0.96 per diluted share, which compares to $150 million of net income, or $0.81 per diluted share, generated in the fourth quarter of 2005. Results for the fourth quarter of 2005 included $17 million of benefit, or $0.09 per share, from tax items.(1)(5)

“NCR produced one of its best quarters in recent history, demonstrating the success of the initiatives we have undertaken during the last year to leverage our leadership positions in the self-service and data warehousing markets, improve operational performance and reduce costs,” said Bill Nuti, president and chief executive officer of NCR.

“While we have more work to do to build sustainable growth and profits in our key businesses, we are excited about the future. The planned strategic separation of Teradata and NCR is expected to create two strong, independent companies with an even stronger focus on their distinct customer bases, business strategies and operational needs.”

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Operating Segment Results(2)

Teradata Data Warehousing

NCR’s Teradata Data Warehousing segment reported fourth-quarter revenue of $469 million, a 15 percent increase from the fourth quarter of 2005. The year-over-year revenue comparison included 2 percentage points of benefit from currency translation.

Fourth-quarter operating income of $112 million, increased 26 percent from $89 million in the fourth quarter of 2005. Teradata’s operating margin improved 200 basis points as higher revenue more than offset an unfavorable revenue mix and increased investment in sales, demand-creation and engineering resources.

Financial Self Service (ATMs)

The Financial Self Service segment generated fourth-quarter revenue of $472 million, an increase of 6 percent from the fourth quarter of 2005. The fourth-quarter year-over-year revenue comparison included 3 percentage points of benefit from currency translation.

Operating income of $85 million was up slightly from $84 million generated in the fourth quarter of 2005. Higher revenue offset price erosion that, although moderating, still outpaced the company’s actions to reduce cost, as well as an adverse geographic revenue mix that resulted in underutilization of NCR’s North American manufacturing facilities.

The company’s recently announced restructuring of its global manufacturing resources should help the Financial Self Service business restore its operating margins to more acceptable levels.

Retail Store Automation

Retail Store Automation reported revenue of $258 million, the same as generated in the fourth quarter of 2005. The year-over-year revenue comparison included 3 percentage points of benefit from currency translation. Retail Store Automation revenue saw an improved mix of self-service technologies, which includes retail self-checkout systems, as well as other self-service technologies that enable customers to pay bills and check-in at airports, hotels and hospitals.

Operating income of $22 million increased from $19 million in the fourth quarter of 2005, due to a more favorable revenue mix of self-service technologies.

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Customer Services

Customer Services revenue of $482 million was up 2 percent from the $471 million recorded in the fourth quarter of 2005. The fourth-quarter year-over-year revenue comparison included a 3 percentage point benefit from currency translation. NCR continues to be successful in increasing the mix of revenues from the service of NCR-branded products while reducing lower-margin revenues associated with servicing third-party products. Revenues from the maintenance of ATMs increased 11 percent in the fourth quarter, while revenues from the maintenance of third-party products declined by 6 percent.

Operating income declined to $23 million from $25 million generated in the fourth quarter of 2005. The year-over-year comparison was impacted by increased parts cost, an adverse mix of installation-related activity and a favorable end-of-year employee benefit adjustment in 2005.

Other Items

Included in the results was $1 million of Other Income, versus $4 million of Other Expense reported in the fourth quarter of 2005.

NCR’s tax rate in the fourth quarter of 2006 was 16 percent, which resulted in a 20 percent tax rate for the full year. The 20 percent tax rate was 2 percentage points lower than expected as an unfavorable mix of profits and losses by country was offset by global tax strategies. In the fourth quarter of 2005, NCR reported a 10 percent tax rate, which included $17 million of benefit from tax items.(1)(5) NCR expects its 2007 full-year tax rate to be 23 percent.

Cash Flow

During the fourth quarter, NCR generated $194 million of cash from operations, a $17 million decrease from the prior-year period. Capital expenditures in the fourth quarter of 2006 increased to $78 million, compared to $39 million of capital expenditures in the year-ago period. NCR generated $116 million of free cash flow (cash from operations less capital expenditures)(3) in the fourth quarter of 2006, versus generating $172 million in the year-ago period.

For the full year, NCR generated $482 million of cash from operations, a $32 million decrease from the prior-year period, driven by an increase in working capital. Capital expenditures for the full-year 2006 increased to $212 million, compared to $147 million

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of capital expenditures in the year-ago period. Capital spending increased due to planned manufacturing and real estate initiatives and increased investment in software development, as well as corporate infrastructure investments. NCR generated $270 million of free cash flow (cash from operations less capital expenditures)(3) in 2006 versus $367 million in 2005. NCR expects free cash flow in 2007 to increase to approximately $425 million, as a result of higher operating income, the timing of working capital items between 2006 and 2007, as well as lower capital expenditures.

	For the period ended December 31
	Three Months		Twelve Months
	2006	2005	2006	2005
Cash provided by operating activities (GAAP) (3)(4)	$194	$211	$482	$514
Less capital expenditures for:
Expenditures for property, plant and equipment	(54)	(22)	(119)	(73)
Additions to capitalized software	(24)	(17)	(93)	(74)

Total capital expenditures	(78)	(39)	(212)	(147)

Free cash flow (non-GAAP measure) (3)	$116	$172	$270	$367

Balance Sheet

NCR ended the fourth quarter with $947 million in cash and cash equivalents, a $186 million increase from the $761 million balance on Sept. 30, 2006.

As of Dec. 31, 2006, NCR had short- and long-term debt of $307 million, down slightly from $311 million on Sept. 30, 2006.

The company did not repurchase shares in the fourth quarter of 2006 as a result of the NCR Board of Directors’ evaluation of the potential spin off of the company’s Teradata Data Warehousing business. The company has approximately $264 million authorized for future share repurchases. During the fourth quarter, approximately 933,000 options were exercised.

At the end of 2006, NCR adopted SFAS 158, which changes the accounting requirements for defined benefit pension and other postretirement and postemployment plans. This new statement requires that the company recognize the funded status of each of its plans in its consolidated balance sheet. As a result of the implementation of SFAS 158, total assets

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decreased by $634 million, total liabilities increased by $77 million and shareholders equity was reduced by $711 million, after the effect of taxes. This change had no effect on the company’s results from operations, cash flow or debt covenants, nor did it otherwise impact the business operations of the company.

2007 Outlook

NCR is increasing its 2007 earnings guidance by $0.05 to $2.45 to $2.55 per share. NCR is revising its earnings guidance as it now expects lower-than-previously-expected pension expense in 2007. This earnings forecast does not reflect changes or charges related to the proposed spin off of the company’s Teradata Data Warehousing business that is expected to be completed in the second half of 2007, or charges associated with the recently announced restructuring of NCR’s global manufacturing resources.

NCR expects to generate 2 percent to 3 percent year-over-year revenue growth in 2007.

2007 Guidance
Year-over-year revenue growth:

Total NCR	2 – 3%

Teradata Data Warehousing	7 – 9%
Financial Self Service (ATMs)	2 – 3%
Retail Store Automation	5 – 6%
Customer Services	1 – 2%

Earnings per share – GAAP	$2.45 – $2.55

Earnings expansion should be more prevalent later in the year, due to a number of initiatives the company has underway, including: the restructuring of its global manufacturing resources, initiatives to reduce logistics/distribution expense related to spare parts for the customer services business, as well as continued investment in sales and demand creation. Furthermore, the market adoption of Check 21-related ATM technology is expected to commence in a more significant way later in 2007.

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2006 Fourth-Quarter Earnings Conference Call

A conference call is scheduled today at 10:00 a.m. (EDT) to discuss the company’s 2006 results and guidance for 2007. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2006 operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s Teradata® data warehouses, ATMs, retail systems, self-service solutions and IT services provide Relationship Technology™ that maximizes the value of customer interactions and helps organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 28,900 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors. The following table reconciles certain non-GAAP measures contained in this release.

Reconciliation of GAAP to Non-GAAP Measures(1)

	Q4 2006 Actual	Q4 2005 Actual	2005 Actual	2006 Actual	2007 Guidance
Earnings Per Share (GAAP)	$0.96	$0.81	$2.80	$2.09	$2.45–$2.55
Benefit from prior-year tax items(5)	—	0.09	1.18	—	—
Early retirement-related pension expense	—	—	(0.07)	(0.04)	—
Net effect of other non-operational items in 2005(6)	—	—	0.01	—	—

Adjusted Earnings Per Share (Non-GAAP)(1)	$0.96	$0.72	$1.68	$2.13	$2.45–$2.55

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(1)	NCR’s management looks at the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The operating segment results discussed in this earnings release exclude the impact of $33 million, and $145 million of pension expense in the fourth quarter, and full year of 2006, respectively; and $33 million and $150 million of pension expense in the fourth quarter, and full year of 2005, respectively. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income. Schedule B, included in this earnings release, reconciles total “Income from operations excluding pension expense/income” for all of the company’s operating segments to “Total income from operations” for the company.
(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, NCR’s definition may differ from other companies’ definition of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP.
(4)	In the second quarter of 2006, NCR changed its accounting for reworkable service parts from a long-term depreciable asset to a current asset within Inventories. As a result of this change, expenditures for reworkable service parts, previously recorded under cash flows from investing activities, are now recorded under cash flows from operating activities. This change was retrospectively applied to the prior-period financial statements and did not affect overall cash flows or have a material impact on the company’s results of operations or financial position.

As a result of the accounting change, NCR’s unaudited Condensed Consolidated Balance Sheets include amounts for net reworkable service parts as inventory. As of Dec. 31, 2005, prior to the accounting change, $234 million was reported as “Reworkable service parts and rental equipment, net” under long-term assets.

In addition, the operating activities section of NCR’s unaudited Condensed Consolidated Statement of Cash Flows includes net expenditures for reworkable service parts of $29 million for the three months ended Dec. 31, 2005, and $94 million for the 12 months ended Dec. 31, 2005. These amounts were previously reported under “Investing activities.” Net expenditures for reworkable service parts included in operating activities was $27 million for the three months ended Dec. 31, 2006, and $101 million for the 12 months ended Dec. 31, 2006.

(5)	In the fourth quarter of 2005, the company realized $13 million of income tax benefits from the favorable settlement of prior-year tax audits and $4 million of benefit from an adjustment to the company’s tax accounts in the United Kingdom. In 2005, for the full year, the company realized income tax benefits totaling $214 million from the favorable settlement of prior-year tax audits and $9 million of benefits from an adjustment to the company’s tax accounts in the United Kingdom.
(6)	Other non-operational items in 2005 included a $15 million gain from the sale of real estate, a $6 million contribution for multiyear funding of NCR’s charitable foundation, $7 million from reductions of previously over-accrued expenses, and a $10 million write-down of an equity investment in Germany.

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Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the proposed separation of Teradata and NCR’s other businesses, including the ability of each to operate as an independent entity; the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2006	2005	2006	2005
Revenue
Products	$1,011	$962	$3,248	$3,208
Services	800	755	2,894	2,820

Total revenue	1,811	1,717	6,142	6,028

Cost of products	647	612	2,095	2,057
Cost of services	615	577	2,281	2,240

Total gross margin	549	528	1,766	1,731
% of Revenue	30.3%	30.8%	28.8%	28.7%

Selling, general and administrative expenses	281	286	1,057	1,076
Research and development expenses	63	71	236	245

Income from operations	205	171	473	410
% of Revenue	11.3%	10.0%	7.7%	6.8%

Interest expense	6	6	24	23
Other income, net	(7)	(2)	(29)	(9)

Other (income) expense, net	(1)	4	(5)	14

Income before income taxes	206	167	478	396
% of Revenue	11.4%	9.7%	7.8%	6.6%

Income tax expense (benefit)	32	17	96	(133)

Net income	$174	$150	$382	$529

% of Revenue	9.6%	8.7%	6.2%	8.8%

Net income per common share
Basic	$0.97	$0.82	$2.12	$2.86

Diluted	$0.96	$0.81	$2.09	$2.80

Weighted average common shares outstanding
Basic	178.5	182.5	180.0	185.0
Diluted	181.2	185.9	182.9	189.1

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2006	2005	% Change	2006	2005	% Change
Revenue by segment
Data Warehousing
Data Warehousing solution	$382	$329	16%	$1,236	$1,167	6%
Data Warehousing support services	87	79	10%	336	313	7%

Total Data Warehousing	469	408	15%	1,572	1,480	6%
Financial Self Service	472	446	6%	1,423	1,390	2%
Retail Store Automation	258	258	—	870	853	2%
Customer Services
Customer Service Maintenance:
Financial Self Service	173	156	11%	665	607	10%
Retail Store Automation	124	118	5%	477	464	3%
Payment & Imaging and Other	29	32	(9)%	123	128	(4)%
Third-Party Products and Exited Businesses	62	66	(6)%	248	279	(11)%

Total Customer Services Maintenance	388	372	4%	1,513	1,478	2%
Third-Party Products	12	13	(8)%	36	55	(35)%
Professional and installation-related services	82	86	(5)%	263	292	(10)%

Total Customer Services	482	471	2%	1,812	1,825	(1)%
Systemedia	134	141	(5)%	473	504	(6)%
Payment & Imaging and Other	51	49	4%	170	165	3%
Elimination of installation-related services revenue included in both the Customer Services segment and other segments	(55)	(56)	(2)%	(178)	(189)	(6)%

Total revenue	$1,811	$1,717	5%	$6,142	$6,028	2%

Operating income (loss) by segment

Data Warehousing	$112	$89		$340	$309
Financial Self Service	85	84		172	212
Retail Store Automation	22	19		35	31
Customer Services	23	25		95	50
Systemedia	2	1		5	—
Payment & Imaging and Other	6	2		15	16

Elimination of installation-related services operating income included in both the Customer Services segment and other segments	(12)	(16)		(44)	(58)

Subtotal - Segment operating income	238	204		618	560
Pension expense	(33)	(33)		(145)	(150)

Total income from operations	$205	$171		$473	$410

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	December 31 2006	September 30 2006	December 31 2005
Assets
Current assets
Cash and cash equivalents	$947	$761	$810
Accounts receivable, net	1,408	1,306	1,305
Inventories, net	677	708	595
Other current assets	300	265	217

Total current assets	3,332	3,040	2,927

Property, plant and equipment, net	378	376	378
Goodwill	150	150	129
Prepaid pension cost	639	1,324	976
Deferred income taxes	484	391	522
Other assets	354	380	355

Total assets	$5,337	$5,661	$5,287

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$1	$5	$2
Accounts payable	534	514	490
Payroll and benefits liabilities	291	282	292
Deferred service revenue and customer deposits	492	468	444
Other current liabilities	452	438	417

Total current liabilities	1,770	1,707	1,645

Long-term debt	306	306	305
Pension and indemnity plan liabilities	481	497	557
Postretirement and postemployment benefits liabilities	463	264	259
Deferred income taxes	137	134	140
Income tax accruals	132	199	167
Other liabilities	147	141	158
Minority interests	20	20	21

Total liabilities	3,456	3,268	3,252
Total stockholders’ equity	1,881	2,393	2,035

Total liabilities and stockholders’ equity	$5,337	$5,661	$5,287

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2006	2005	2006	2005
Operating activities
Net income	$174	$150	$382	$529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41	41	159	168
Stock-based compensation expense	7	2	29	5
Excess tax benefit from stock-based compensation	(4)	—	(17)	—
Deferred income taxes	(14)	31	26	55
Non-cash income tax adjustment	—	(13)	—	(214)
Other adjustments to income, net	(4)	—	(9)	(2)
Changes in assets and liabilities:
Receivables	(109)	(34)	(108)	5
Inventories	31	25	(83)	(18)
Current payables and accrued expenses	51	7	68	(37)
Deferred service revenue and customer deposits	24	11	47	34
Employee severance and pension	(10)	(4)	34	42
Other assets and liabilities	7	(5)	(46)	(53)

Net cash provided by operating activities	194	211	482	514

Investing activities
Expenditures for property, plant and equipment	(54)	(22)	(119)	(73)
Proceeds from sales of property, plant and equipment	46	4	59	11
Additions to capitalized software	(24)	(17)	(93)	(74)
Other investing activities, business acquisitions and divestitures, net	(3)	(27)	(27)	(25)

Net cash used in investing activities	(35)	(62)	(180)	(161)

Financing activities
Purchase of Company common stock	—	(95)	(280)	(415)
Excess tax benefit from stock-based compensation	4	—	17	—
Short-term borrowings, repayments	(4)	—	(1)	—
Long-term debt, additions	—	—	1	—
Proceeds from employee stock plans	21	21	89	138
Other financing activities, net	—	—	(3)	—

Net cash provided by (used in) financing activities	21	(74)	(177)	(277)

Effect of exchange rate changes on cash and cash equivalents	6	(5)	12	(16)

Increase in cash and cash equivalents	186	70	137	60
Cash and cash equivalents at beginning of period	761	740	810	750

Cash and cash equivalents at end of period	$947	$810	$947	$810